Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

Press Release

RGA Names Tony Cheng as President; Anna Manning to Retire at End of Year

St. Louis, January 4, 2023 – The Board of Directors of Reinsurance Group of America, Incorporated (NYSE: RGA) announced today that Tony Cheng has been appointed to the role of President, effective January 4, 2023, succeeding Anna Manning, who remains Chief Executive Officer. Consistent with her long-held plans, Manning will retire from her role as Chief Executive Officer on December 31, 2023. The Board plans to appoint Cheng as Chief Executive Officer effective January 1, 2024. The Board has also appointed him to the Board of Directors effective immediately.

“On behalf of RGA’s Board of Directors, I would like to thank Anna for her extraordinary leadership of RGA for the last six years, for her exceptional ability to build upon and strengthen RGA’s legacy, and for her strong strategic capabilities that successfully led the organization through a pandemic of unforeseen scale in modern history,” said Stephen O’Hearn, Chair of the RGA Board of Directors. “Tony is the right person to lead RGA into the future and to capitalize on the abundant opportunities we see ahead. It was important to the Board that we identify someone who combines vision with experience, capable of leading RGA in delivering on our financial targets and fulfilling our purpose. Tony has clearly demonstrated these qualities, as well as a passion for RGA that gives us confidence that he will continue RGA’s rich legacy.”

Cheng currently holds the position of Executive Vice President, Head of EMEA, Asia, and Australia. Prior to this role, he spent seven years as Executive Vice President, Head of Asia following his success as the Senior Vice President, Asia Region and CEO of RGA’s Hong Kong branch. Under Cheng’s leadership, the Asia region has experienced exceptional growth in both premiums and profits. He will continue to provide executive leadership to EMEA, Asia, and Australia while assuming his new responsibilities as President, and plans to relocate to St. Louis.

“I have had the great pleasure of working closely with Tony for many years and have seen firsthand the deep respect that RGA’s senior leadership has for him,” said Anna Manning, Chief Executive Officer, RGA. “Tony’s tireless contributions over the years, combined with his strong leadership, his relentless client focus, and his innovative capabilities make him uniquely situated to lead the company into the next phase of its strategy. I am highly confident in the future of RGA under Tony’s leadership.”

“I am deeply honored by the opportunity to lead this great company to which I have dedicated my career, and for the trust and confidence placed in me by the Board of Directors,” said Cheng. “It is truly humbling to follow in the footsteps of Anna Manning who has been a role model of strength, integrity, and acumen, and of Greig Woodring, whose vision, client-centricity, and innovative spirit created a foundation for growth at RGA. I am fully committed to continuing the legacy built by Anna and Greig, and with the help of the tremendously talented people at RGA, I know we can build on the special culture and growth engine that has been created.”

Manning has led RGA as the Company’s President since December 2015 and Chief Executive Officer since January 2017 and has served as a Director on its Board since January 2016. She joined RGA in 2007 as Vice President, Pricing Actuary for the International Division, and quickly assumed the role of Executive Vice President, Chief Operations Officer for the International Division. In 2011, Manning assumed responsibility for RGA’s U.S. business followed by a strategic shift in her responsibilities in 2014 to lead the combination of Global Financial Solutions, Global Acquisitions, and global analytics. Under Manning’s leadership, RGA further strengthened its position as a global life and health reinsurance leader and a Fortune 225 company.

About RGA:

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA celebrates its 50th anniversary in 2023. Over the past five decades, RGA has become one of the world’s largest and most respected reinsurers and is guided by a fundamental purpose: to make financial protection accessible to all. RGA is widely recognized for superior risk management and underwriting expertise, innovative product design, and dedicated client focus. RGA serves clients and partners in key markets around the world and has approximately $3.3 trillion of life reinsurance in force and assets of $82.7 billion as of September 30, 2022. To learn more about RGA and its businesses, visit www.rgare.com. Follow RGA on LinkedIn and Facebook.

For further information, please contact:

Lynn Phillips

Corporate Communications

(636) 736-2351

lphillips@rgare.com

Jeff Hopson

Investor Relations

(636) 736-2068

jhopson@rgare.com